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                                                                   EXHIBIT 10.11



April 5, 1999



Dear Bob,

I am pleased to offer you a position with Blue Star Properties, Inc. ("the Company") as its President and Chief Executive Officer, reporting to the Board of Directors. During the term of your employment, you shall devote your full time, skill and attention to your duties and responsibilities and shall perform them faithfully, diligently and competently. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company in effect from time to time during your employment.

Your initial base salary will be $20,833.33 per month. In addition, you will be eligible in the Company's incentive bonus program. You will work with the Board to develop the goals and objectives connected with the incentive bonus award. Based on the achievement of these goals and objectives, you will be eligible to receive an annual bonus in the first year of at least $75,000. As a Company employee you are also eligible to receive medical insurance and other employee benefits generally available to employees of the Company.

Also, in connection with your employment, the Company will grant you an option for 660,000 shares of Common Stock. Your option shall be issued at an exercise price per share equal to the value of the Common Stock as determined by the Board at its first meeting, and pursuant to the terms and conditions contained in a stock option agreement which includes the following terms (i) a forty-eight month vesting period with a six month cliff and (ii) upon a change of control, these options will vest 50% of the unvested remaining portion. In addition, if you are involuntarily terminated through job elimination within six months after a change of control the remainder of your unvested options will vest.

Further, you agree that you will relocate to Nashville, TN by September 30, 1999. In connection with your move to Nashville, the Company will pay for relocation costs incurred by you, including the transaction costs of buying and selling a home (realtor fees, etc.) and will engage a professional relocation service to assist in this process. In






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addition, the Company will pay for temporary living costs in Nashville incurred by you through September 30, 1999.

You should be aware, and acknowledge and agree, that your employment with the Company is for no specified period of time and constitutes at will employment. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, for any reason, or for no reason. However, if the Company elects to terminate its employment relationship with you for any reason other than breach of your fiduciary duty to the Company or acts of gross negligence or willful misconduct, you and the Company agree that you will sign a standard form of settlement and release agreement, and that in consideration therefore the Company will provide you a settlement of (i) twelve months of additional vesting and (ii) twelve months' salary and benefits plus a pro rata calculation of any bonus.

As an employee you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the company. To protect the interests of the Company, you will be required to sign the Company's standard Confidentiality and Non-Compete agreement as a condition of your employment.

Your start date on our Nashville office will be no later than Thursday, April 15, 1999. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me by 5PM EST, Wednesday, April 7, 1999 or otherwise this offer will automatically lapse. This letter agreement may not be modified or amended except by a written agreement, signed by a duly authorized officer of the Company and by you.

On Behalf of the Board of Directors,


/s/ Rich Shapero
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Rich Shapero


Agreed: /s/ Robert E. Dupuis    4/17/99
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       Bob Dupuis





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